Exhibit 99.2

C O R P O R A T E     P A R T I C I P A N T S

Mark D. Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard G. Berger, President and Chief Executive Officer

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Brian Tanquilut, Jefferies & Company

John Ransom, Raymond James & Associates

Mitra Ramgopal, Sidoti & Company, LLC

P R E S E N T A T I O N

Operator:

Good day and welcome to the RadNet Inc. Third Quarter 2019 Financial Results Call. Today’s conference is being recorded.

At this time I would like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, sir.

Mark D. Stolper:

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s third quarter 2019 financial results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2018, and RadNet’s Quarterly Report on Form 10-Q to be filed shortly.

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Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

Dr. Howard G. Berger:

Thank you, Mark. Good morning everyone, and thank you for joining us today.

On today’s call, Mark and I plan to provide you with highlights from our third quarter 2019 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks we will open the call to your questions. I’d like to thank all of you for your interest in our company and for dedicating a portion of your day to participate in our conference call this morning.

Principal operating and financial metrics improved during this quarter relative to last year’s third quarter. Our revenues increased 20.9%. Our Adjusted EBITDA increased 7.7%. Aggregate procedural volumes increased 13% and same-store volumes increased 4.7%. This is indicative of a steady quarter-to-quarter improvement we’ve demonstrated throughout 2019.

During the quarter, we continued our operational focus on further implementing the EmblemHealth/ACP Capitation contract that we commenced in the fourth quarter of last year and the integration of two of our most recent significant acquisitions. We now have completed the replacement or upgrade of much of the equipment in the 26 ACP locations, and continue to make progress in referring more of the ACP membership into RadNet’s freestanding facilities. We continue to aggressively meet with ACP physicians and educate them on the benefits of utilizing the RadNet facilities. As a result, we believe that the economics of this contract will improve throughout the coming quarters.

Concurrent with commencing operations of the ACP contract, we acquired Medical Arts Imaging in Long Island, New York effective October 1 of last year. The 10 Medical Arts centers were our first centers in Nassau and Suffolk counties and have provided us with important locations to service both the EmblemHealth/ACP lives, as well as other patients in Long Island. The integration of these centers into the RadNet network is substantially complete. The centers are fully operational on our IT solutions, revenue cycle procedures, and clinical protocols.

During this quarter we also continued our integration of Kern Radiology which we acquired in April of this year. Kern was our largest competitor in the Greater Bakersfield, California and surrounding areas. We have now substantially completed the merger of our two area radiology practices and have been working on optimizing sales and marketing, scheduled preauthorization clinical operations, and revenue opportunities.

With respect to our other areas of focus during the quarter, we made progress in our joint venture business towards expanding existing relationships and establishing joint ventures with new partners. Today, over 85 of our 340 facilities, or 25%, are held in JVs with health system partners. These relationships have been quite successful. In virtually all our health system partnerships, our hospital partners have been effective in driving patient volumes into our jointly owned centers. Many of these hospitals own or manage physician practices that become important referral sources for our centers.

In general, we have seen that health systems are becoming more interested in purchasing or affiliating with physician practices. Whether or not they own or manage physician groups directly, all of our health systems have relationships with doctors in their communities. These physicians become loyal referral sources to our jointly owned imaging centers. In addition to assisting us in driving volume, our health system partners provide us with negotiating strength in reimbursement discussions with private payors. Most of our hospital partners have significant leverage in their markets because of their importance in providing the more acute and expensive, necessary services to insured populations.

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Our goal over the next several years is to grow our joint venture business to incorporate 50% or more of our total imaging centers. Our objective is to become the outpatient alternative to hospital inpatient radiology departments, offering fair pricing, high-quality service, and easy access for large patient populations. Two of our largest joint ventures—New Jersey Imaging Network in New Jersey with our partner RWJ Barnabas Health, and Beach Imaging in Orange County, California with our partner MemorialCare—have recently expanded through the acquisition of additional centers, and there remains further growth opportunities with each, as well as many of our other joint venture partners.

On the acquisition front, the environment for M&A continues to present us with tuck-in acquisition opportunities where we can add centers into our existing regional operations at attractive multiples of between 4 and 5 times EBITDA. While we have seen multiples expand to higher levels for acquisitions of larger regional platforms outside our core markets, targets in our markets generally do not have many options when it comes to alternative buyers.

We will remain committed to a measured and disciplined whereby targets must further our strategic direction. This means that targets must have characteristics, such as a multimodality offering, attractive locations, and the addition of scale and capacity that furthers our goal of being the largest outpatient operator in all the markets in which we operate. To the extent these opportunities continue to exist, we will pursue them under these parameters; otherwise, we intend to accumulate cash and to deleverage our balance sheet. Our intention is to keep our leverage below 4 times EBITDA where we are today and move towards 3.5 times EBITDA in the near future.

Many of you may have seen last week the announcement of our multifaceted partnership with Whiterabbit.ai using artificial intelligence, other technologies, and operational protocols to address solutions for breast cancer imaging. We recently completed a pilot program in RadNet’s Delaware and Florida markets which combined the use of machine learning and patient outreach to bring women into the RadNet facilities for their screening mammograms. The trial substantially increased patient compliance, improved operational protocols, and drove a level of customer service more similar to other consumer-facing industries. Based on the success of the pilot program, we have licensed the Whiterabbit technology and back-end operational platform.

During the pilot, which we began in July, our mammography volumes exceeded our budget by over 20% in these two test markets. We saw this trend continue throughout October and are optimistic about the impact it will have on our financial results in Delaware and Florida for the fourth quarter. As a result of this success, together with Whiterabbit.AI, we have begun to deploy the platform to all other RadNet markets, which we anticipate completion by the end of the second quarter of 2020. While we cannot necessarily extrapolate the same success we’re having in Delaware and Florida to New York, New Jersey, Maryland and California, any material improvement in our mammography volumes represents significant upside to our 2020 budget. Mammography comprises almost 15% of our net revenue and we expect to complete almost 1.5 million mammograms in 2019.

In addition to the system-wide rollout and platform licensing arrangement, we made an equity investment the Whiterabbit.ai and will work with Whiterabbit to deliver future solutions, including personal computer and mobile phone applications and artificial intelligence algorithms to automate the interpretation of mammography images. Also, as a result of the relationship with Whiterabbit, and in anticipation of the system-wide rollout, we increased our capital spend on mammography machines during the third quarter. In conjunction with this, and additional anticipated spend in the fourth quarter, we’ve increased our capital expenditure guidance levels to reflect our pursuit of this opportunity.

During this quarter, this additional spend also impacted our depreciation expense, which in turn lowered our net income and EPS for the quarter. We believe these expenditures we are making will pay dividends in the fourth quarter and throughout 2020.

The relationship with Whiterabbit reiterates our commitment to position RadNet with leading edge technology solutions that we believe will transform our industry in the coming years. We expect that machine learning, big data applications, and automation algorithms will help us to deliver our services more cost-effectively, efficiently and accurately while enhancing the patient experience. Our industry lends itself more than almost any other area of health services to being impacted from technology.

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RadNet has always been able to stay on the leading edge of the technology curve. Throughout our 30-year history, we were early adopters of high-bandwidth strength MRI scanners, multislice CT scanners, PET/CT modality, digital x-ray, digital mammography, 3-D mammography, RIS and PACS. We have consistently demonstrated our commitment to digital technologies that have proven to make our business more efficient and profitable and, most importantly, they have substantially improved the patient experience.

I believe we are now at an inflection point for an entirely new set of digital opportunities as it relates to artificial intelligence and machine learning. These are technologies that have the promise to make our business processes more efficient and cost-effective, and can potentially increase the accuracy and delivery speed of the radiology interpretation of the exams we perform.

In pursuit of these opportunities, RadNet will continue to partner with those companies we identify to being on the leading edge in developing solutions for our industry. We will adopt new solutions, invest our capital in some of these companies, and utilize our imaging centers as laboratories to test and refine the effectiveness of promising technologies. I'm certain I will have much more to say on this topic in the near future.

But at this time I’d like to turn the call back over to Mark to discuss some of the highlights of our third quarter 2019 performance. When he is finished, I will make some closing remarks.

Mark D. Stolper:

Thank you, Howard. I’m now going to briefly review our third quarter 2019 performance and attempt to highlights what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our third quarter performance. Lastly, I will reaffirm 2019 guidance levels.

In my discussion I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains, transaction costs, and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our third quarter 2019 results.

For the three-months ended September 30, 2019, RadNet reported revenue of $292.7 million and Adjusted EBITDA of $41 million. Revenue increased $50.5 million or 20.9% over the prior year’s same quarter and Adjusted EBITDA increased $2.9 million or 7.7% over the prior-year same quarter.

For the third quarter of 2019 as compared with the prior year’s third quarter, MRI volume increased 11.8%, CT volume increased 14.9%, and PET/CT volume increased 8.5%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and all other exams, increased 13% over the prior year’s third quarter.

In the third quarter of 2019, we performed 2,055,390 total procedures. The procedures were consistent with our multimodality approach in the third quarter whereby 75.1% of all the work we did by volume was from routine imaging. Our procedures in the third quarter of 2019 were as follows: 283,221 MRIs as compared with 253,231 MRIs in the third quarter of 2018; 217,296 CTs as compared with 189,155 CTs in the third quarter of 2018; 10,847 PET/CTs compared with 9.994 PET/CTs in the third quarter of 2018; and 1,544,026 routine imaging exams which include nuclear medicine, ultrasound, mammography, x-ray and all other exams, as compared with 1,366,433 of all these exams in the third quarter of 2018.

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On a same-center basis, including only those centers which were part of RadNet for both the third quarters of 2019 and 2018, MRI volume increased 5.3%, CT volume increased 6.5%, and PET/CT volume decreased 0.1%. Overall, same-center volume, taking into account routine imaging exams, increased 4.7% compared with the prior year’s same quarter.

Net income was $3.2 million during the quarter, a decrease of $1.8 million over the third quarter of 2018. Per share net income for the third quarter was $0.06 compared to a per share net income for the third quarter 2018 of $0.10 based upon weighted average number of diluted shares of 50.4 million in 2019 and 48.6 million in 2018. Adjusting for the tax-affected impact of $1.2 million of legal settlements in the quarter, adjusted net income for the quarter was $0.08 per share.

Affecting net income in the third quarter of 2019 were certain non-cash expenses or nonrecurring items, including the following: $1.4 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $52,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $917,000 loss on the sale or disposal of certain capital equipment; $1.2 million in legal settlements; and $1.1 million of amortization of deferred financing costs, other non-cash interest, and loan discounts related to our credit facilities.

Overall, GAAP interest expense for the third quarter 2019 was $11.9 million. This compares with GAAP interest expense in the third quarter of 2018 of $10.7 million. Cash paid for interest during the quarter, which excludes non-cash deferred financing expenses and accrued interest, was $12.8 million as compared with $9.6 million in the third quarter of last year.

At September 30, 2018, adjusting for the par value of our term loan, we had $687.3 million of net debt, which is our total debt at par value less our cash balance. Note that this value includes the NJIN net debt of $47.4 million for which RadNet is neither a borrower nor a guarantor. At September 30, 2019, we were undrawn on our $137.5 million revolving line of credit and had a cash balance of $37.7 million.

During the quarter, we repaid $11.9 million of notes and leases payable and had cash capital expenditures net of asset dispositions of $17.9 million.

Since December 31, 2018, accounts receivable increased approximately $1.8 million and our net days sales outstanding, or DSOs, were 44.6 days, a decrease of approximately 6 days since year-end 2018.

At this time I’d like to reaffirm our 2019 fiscal year guidance levels which we released in conjunction with our fourth quarter and year-end 2018 financial results, and amended after reporting our second quarter results. For total net revenue, our guidance range remains at $1.1 billion to $1.15 billion; for Adjusted EBITDA, our guidance remains at $158 million to $168 million; for free cash flow, our guidance remains at $45 million to $55 million; and for cash interest expense, our guidance level remains a $43 million to $48 million.

As Dr. Berger discussed in his opening remarks, we are slightly increasing our 2019 guidance range for capital expenditures as follows. Our initial guidance range was $63 million to $68 million; our revised guidance range is $65 billion to $70 billion.

I’ll now take a few minutes to give you an update on 2020 reimbursement and discuss what we know with regards to 2020 anticipated Medicare rates.

With respect to 2020 Medicare reimbursement, at the end of July we received a matrix for proposed rates by CPT code, which is typically part of the physician fee schedule proposal that is released about that time every year. At that time we completed an initial analysis and compared those rates to 2019 rates. We volume-weighted our analysis using expected 2020 procedural volumes by modality by CPT code. Our initial analysis showed that our Medicare rates for 2020 would be essentially neutral relative to 2019 rates. While there was a small negative impact from the proposed pricing, our performance bonus under MIPS, or the Merit-based Incentive Payment System, in 2020 based upon our measurement year of 2018 would fully mitigate this negative impact.

For those of you who are less familiar with MIPS, CMS is required by law to implement a quality payment incentive program which rewards value and outcomes. Performance is measured in four areas: quality, improvement activities, promoting interoperability, and cost. RadNet’s performance under MIPS was excellent, providing us a bonus for our 2020 reimbursement, whereas a poor performance could’ve resulted in a negative reimbursement impact.

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Last week we received from CMS its final rule which will govern next year’s reimbursement. We completed a similar analysis along the lines we performed in July on the initial proposal. We are pleased to report that like the initial proposal in July, we anticipate neutral rates to RadNet for the year when combined with our performance under MIPS. We’re obviously pleased with this conclusion.

We will continue to be focused on lowering our cost structure through using our scale and ability to drive efficiencies in our organization, as well as investing in technology. We will continue to see pricing increases in regions where we are essential to the healthcare delivery system, recognizing that our prices remain significantly discounted as compared with hospital settings. We will also continue to pursue partnership opportunities with health systems where we think that these arrangements could result in increased volumes and long-term stable pricing from private payors.

Lastly, we will continue to acquire strategic targets at 4 to 5 times EBITDA in our core geographies that further our strength in local markets and achieve efficiencies with our existing operations.

I’d now like to turn the call back to Dr. Berger who will make some closing remarks.

Dr. Howard G. Berger:

Thank you, Mark. Healthcare is rapidly changing in the United States. Services in virtually every discipline of healthcare are migrating away from expensive hospitals in favor of lower cost ambulatory settings. While we are experiencing this slow trend in diagnostic imaging, we’re also seeing this movement with the growth of surgery centers, urgent care facilities, outpatient emergency rooms, freestanding laboratories, home health, and the list goes on.

The healthcare landscape is changing. Private payors are most focused on value-based care. For example, private payors such as Anthem and United Healthcare are beginning to be more aggressive in directing their members to outpatient facilities. Forward-thinking health systems and community hospitals are more interested today in partnering with us to own imaging facilities in joint venture. Patients with high deductible plans are beginning to understand the pricing differences between freestanding diagnostic imaging settings and hospitals. Health plans and third-party companies are creating transparency tools to inform patients of pricing differentiation among facilities. We continue to believe that RadNet is well-positioned to benefit from all these trends.

More recently, we are making aggressive moves into artificial intelligence and machine learning. The announcement with Whiterabbit, which we discussed earlier on this call, is an example of such a move focused on mammography. We believe we perform approximately 4% of all the mammograms that take place in the United States, and we believe we can grow this to 5% within existing facilities with the Whiterabbit solutions platform.

Our Phase 1 rollout, which we are now underway with, is targeting women who have had mammograms in the past that are currently noncompliant. Phase 2 will target the 25% to 35% of eligible women who simply do not have annual or biannual mammograms as allowed in their health plans. Beyond mammograms, we will be pursuing new technologies aimed at screening tools for prostate, colon, and lung cancer, as well as risk assessment solutions and other areas of preventative medicine.

We look forward to discussing some of these initiatives in more detail as they unfold in the coming quarters.

Operator, we are now ready for the question-and-answer portion of the call.

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Operator:

Thank you. Ladies and gentlemen, if you wish to ask a question, please signal by pressing star, one on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, press star, one to ask a question.

We’ll now take our first question from Brian Tanquilut of Jefferies. Please go ahead.

Brian Tanquilut:

Hey, good morning, guys. Congrats on a strong quarter. I guess, my first question for Mark or Howard, how do you guys feel about the quarter in terms of the KPIs that you guys track? Obviously same-store was strong, but just wanted to get a feel of where the quarter shook out versus your internal expectations.

Dr. Howard G. Berger:

Good morning, Brian. We’re pleased with the results. The third quarter is traditionally one where we get impacted by some events which are not always easily anticipated, for example, where the two major holidays fall out, July Fourth and Labor Day, as well as just seasonal issues related to vacations and other personal behavioral issues that might influence those decisions, particularly in the New York area.

While these are somewhat built into our modeling, we are pretty close to where we anticipated to be at this point, not only in the third quarter but year-to-date. Using the metrics of the first three quarters of this year, which, of course, include the third quarter, we’re highly confident that we will—as Mark reaffirmed our guidance levels for the whole year and, by implication, what the fourth quarter presents itself with.

Again, there was a lot of activity in the third quarter related to investment opportunities, both externally with issues like Whiterabbit and our continuing rollout of our EmblemHealth/ACP relationship, as well as initiatives, as we went into some detail, discussing Whiterabbit and that new rollout, if you will, of opportunities in mammography and breast screening.

I’d like to amplify on that for a moment in that while we focus on our metrics related to screening mammography, it should be noted that about 20% of the women who have screening mammography need to go onto diagnostic mammography, which then leads to other procedures that we do in relationship to breast ultrasound, MRI of the breast, biopsies, and other procedures. So, we expect, as these volume continues to increase as a result of these Whiterabbit initiatives, we will see that additional procedural volume filter through the organization. Most importantly, at the magnitude of what they are capable of doing in mammography in our business, that could have additional significant impacts which we expect to see more in the fourth quarter here as we expand that rollout.

I’d have to summarize by being pleased with the third quarter results, but more as a launching and a platform for the rollout of our fourth quarter and then our 2020 expectations that we’ll be announcing at the close call in March.

Brian Tanquilut:

Howard, to follow up on that, as we think about the volume opportunity, it sounds like you think that you could gain at least 100 basis points of market share in mammography. How are you thinking about the flow through of that in terms of same-store? I mean, are you expecting—I know it’s a little early to think about guidance, but are you thinking that same-store should accelerate next year as all these initiatives with technology and Whiterabbit start yielding results?

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Dr. Howard G. Berger:

Yes, Brian. Again, we do about 4% of all the mammography in the United States, which is really a reflection of the overall RadNet’s strategy being focused in the five major markets that we primarily operate in. If, as we anticipate, and with what we’ve seen in our pilot testing of the Whiterabbit program, the possibility of a 20% increase in our overall volume, that translates into a substantial amount of additional mammography, as well as the other procedures that roll from that.

But, I think I’d be remiss in just focusing on mammography and breast cancer screening. We are actively pursuing other business models that we believe, much like breast mammography and breast screening, our attention is going to be a heavily focused on prostate over the coming quarters, which we believe, much like breast screening, should become routine for men, almost beginning in their very early ages. We expect to see those kinds of drivers in the business that I think will be reflected in our 2020 results, but which are very much a reflection of the overall RadNet business strategy being multimodality and concentrated densely in highly populated markets.

What we’re seeing now, which may have hurt our margins slightly are a lot of investments in personnel, as well as equipment and facilities to begin to capture these kind of opportunities, along with the more corporate functions of managing the overall non-imaging, non-site facility responsibilities that we have, whether it be accounting, HR, and, most importantly, revenue cycle management, to better prepare ourselves for, not only increased volume but better results. I was particularly pleased, as Mark pointed out, a significant reduction in our DSOs by six days, which we are fortunately seeing reflected in our improved cash flow and build of cash as we demonstrated in this quarter’s results.

If we look at the big picture and use the third quarter as a barometer for both what we’re doing with our investing and with our strong performance, particularly at the center level with the slightly less than 5% same-store center growth, I’d have to say I’m very pleased with the results overall.

Brian Tanquilut:

Got it. Then I guess, Mark, to follow up on that, it seems like you’re expecting same-store to remain strong going forward. How should we be thinking about the flow-through of margins into next year as you push—if you factor in all of the puts and takes on the investments you’re making, should we expect the margins to flow through next year?

Mark D. Stolper:

Yes. As Dr. Berger said, we did spend more aggressively in this quarter on infrastructure, which I think positions us better next year for flow-through, and there’s a good opportunity for our margins to improve, assuming we have continued strong same-center performance. I’ve always said is this business that we could assume in a normalized environment, a normalized economy kind of a 1% to 3% same-center growth. We’ve achieved that and then some this year, and we’ve use that as an opportunity to make these investments in our people, in our processes, in our technology to position ourselves for that type of flow-through going forward. I think we are all feeling very optimistic about next year and the opportunity for margin expansion.

One other point I’ll make also, we also are in the process of digesting a couple of substantial acquisitions, at least the size that we do, and I'm talking mostly about Kern, Medical Arts, also the ACP integration, and we spent a fair bit of money investing in those integrations and those assets are not yet optimized, so I think that there’s some possible benefit that we will see to our margins next year as we optimize those operations.

The one thing I will also say on margin expansion, we are suffering from something that we are seeing throughout healthcare and, really, through the economy, which is some wage inflation at this point. The economy has been incredibly robust. Unemployment has been at record lows, historic lows, and we are seeing some wage inflation that we have to keep up with to retain our employees and to attract new employees. I’m hearing that from other healthcare CFOs with whom I'm friends with. We think that it’s temporary and hopefully that trend ultimately reverses when the economy slows down, and at some point it will slow down.

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Brian Tanquilut:

Last question, for me, Mark. How are you thinking about M&A just in terms of what’s your pipeline like or are you in the process of digesting first and slowing down a little bit?

Mark D. Stolper:

Sure. We are focused on integrating the acquisitions that we’ve done in the last 12 to 18 months. We always have an active pipeline, mostly filled with small tuck-in deals in our five major markets. We have looked recently at some more sizable acquisitions, potentially planting new flags in other areas of the country. For a variety of reasons, mostly price and return on invested capital, we’ve chosen not to pursue those transactions because they were at multiples that far exceeded the multiples that we have to pay on assets in our existing markets, and when you go into a new area of the U.S., other than some corporate G&A synergies that we might have, really, there are no center level or regional operational synergies. We’ve always found that we could get a better return on invested capital by continuing to invest in our five core markets and then growing from those markets contiguously, like we’ve demonstrated, particularly in the New York Tri-State area.

I think in the next 12 months you’ll see us be active on the small tuck-in transactions and you’ll also see us expanding existing joint ventures and entering into new joint ventures with health systems. As Howard said in his remarks, currently 25% of our centers are held within joint ventures with large health systems and community hospitals, and we see an opportunity to grow that business substantially over the next few years, potentially to up to 50% of our centers.

Brian Tanquilut:

Awesome. Thank you, guys. Congrats again.

Mark D. Stolper:

Thanks, Brian.

Operator:

Thank you. Ladies and gentlemen, if you find that your question has been answered, you may remove yourself from the queue at any time by pressing star, two. As a reminder, to ask a question it is star, one.

We’ll now take our next question from John Ransom of Raymond James. Please go ahead.

John Ransom:

Hey, good morning. I know your brand and something the market likes is that your rates are a lot lower than hospital centers, but when you do one of these joint venture—let’s say you put a freestanding center that’s not in the hospital but is part of a hospital affiliation, do you notice a change in the rate from managed care that you otherwise would’ve gotten just because the hospital has better contracts?

Dr. Howard G. Berger:

Good morning, John. We do not use hospital rates for the outpatient billing centers that are in joint ventures with hospitals. What we have been able to do successfully and which we are continuing to pursue is that in all of our markets, whether we have our centers with joint venture partners or whether we own those centers wholly ourselves is negotiate separate fee schedules with those payors that are reflective of what we believe are the fair and sustainable reimbursement rates. Even though 25% of our centers are currently in joint ventures, none of those centers are using hospital rate billings, but, generally, almost all of those joint ventures have rates better than what we can negotiate by ourselves.

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John Ransom:

Can you give just some idea of the order of magnitude of that?

Dr. Howard G. Berger:

Perhaps the best example of that is in New Jersey with our hospital partner, the Barnabas Health System. I would say that our fee schedule, which is a separate RadNet or, by definition, the joint venture’s name there, New Jersey Imaging Network, is probably somewhere in the 10% to 15%, depending upon the payor, better than what the freestanding imaging centers in that state would get. That is something similar to what we are looking to achieve in other markets, if not already at those levels now.

John Ransom:

Just doing the simple math, I mean, if you were to go from 25% to 50% and if we were to take your commercial mix, and, say, maybe there’s a 10% lift in that mix, that’s a useful long-term way to think about the opportunity?

Dr. Howard G. Berger:

I think so. I think whether we’re looking at our joint venture relationships or whether we’re looking at our 100% owned centers, we’re constantly in discussions with all of the payors regarding reimbursement rates. So, while I think the joint ventures give us additional leverage with hospital partners, I think bulking up and becoming even more important to the delivery systems in the markets that we’re in by controlling more and more access and, in fact, producing the kind of quality from a technology standpoint and a patient experience, are as much of a driver in those discussions as it would be as if those centers were in joint ventures with hospitals.

John Ransom:

Okay. Just a question for Mark. Why such a wide range for 4Q?

Mark D. Stolper:

Why such a wide range for what?

John Ransom:

If you look at your guidance, I mean, it’s a pretty wide range for implied 4Q. Why not tighten it up a little bit?

Mark D. Stolper:

I didn’t hear the word. Did you say 4Q? I'm sorry.

John Ransom:

Yes. The fourth quarter implied ranges are pretty wide, so why not tighten those up a little bit?

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Mark D. Stolper:

Typically we haven’t tightened up ranges. In the past, we’ve set a range and left it, but we don’t think that there’s going to be tremendous variability. We just, as a practice, haven’t tightened up ranges as the year has gone by. We usually have a $5 million to $10 million EBITDA range, anywhere close to about a $50 million revenue range, and we just kind of leave them. There’s no magic to it.

John Ransom:

Okay. Then going to the more interesting topic of some of your strategic initiatives in prostate and breast, how do you solve the last-mile problem of getting consumers to act in a more—I mean, we saw, for example, a big uptick years ago when Katie Couric and colonoscopies and then that sort of died down. Certainly there’s a lot in advertising investment for ColoGuard and that sort of thing, but how do you get higher level of consumer engagement and some early screening tests that, quite frankly, aren’t very pleasant for people, and the utilization rates haven’t really changed a whole lot over the years?

Dr. Howard G. Berger:

Hi, John. I’ll take that question, and I think it’s a great question and I think goes very much to some of my closing remarks. What we have found in a somewhat limited trial here is that the only way to really change behavior is to be more aggressive about trying to educate and contact patients that either have not been accessing the system or don’t access it with the level of frequency that’s necessary. I think the driver in that will be much like we talked about with Whiterabbit and using those kind of deep learning and, ultimately, social media or social applications. But also, what we are looking at is getting into more risk assessment questionnaires with some of our existing patients that help focused their attention on, not only what they may know about the need to do things but give them some guidance with regards to their own history as well as perhaps genetic testing that would indicate why they are at higher risk and should seek out these kind of screening tools.

I need to also frame that against perhaps the most important part, and that is trying to get the cost benefit of doing these screening tools down to something that is either very affordable by the average consumer or something that becomes recognized by the payor, much like they have with mammography, of the need to do it on a mass screening basis. That’s one of the reasons why I mentioned our focus on prostate cancer. What we have seen now with the newer tools, both from an equipment standpoint, meaning MRI scanners, as well as artificial intelligence, are substantially enhanced ability to rapidly scan and identify prostate cancer. If we can get the cost of that down to something similar to the range of what it costs for screening mammography, we believe the payors will step in and begin to utilize this more on a population health and mass screening basis to better reduce costs and extend mortality.

The number of prostate cancers that we see are rather substantial and, in fact, I think if most men live to a ripe old age, we’re all going to get prostate cancer, whether we like it or not; it becomes really a question of how early to detect it and how clinically significant it really is. But the fact of the matter is that a lot of money is spent on tools like PSA testing and other things, which are really not very good in terms of being better directing of clinical care.

In regards, and one of my main focuses, John—I'm glad you mentioned about Katie Couric and colonoscopy—if you wanted to mass screen the population for colon cancer using flexible colonoscopy, I would say the chances of you changing that amount of detection of colon cancers is slim to none simply because the cost, both from what a patient pays out, as well as having essentially to give up a day of work or other activities, is almost prohibitive. What I believe is possible and what I think we’ll hopefully see within the next three to five years is an advance using artificial intelligence for CT colonoscopy, which is probability less than a five-minute procedure, should be able to be done without any preparation; and which the cost could, again, be down at the same level of what we see with breast mammography screening.

If you start focusing on what the tools are that are necessary to really get patients better engaged, it’s both education as well as cost-effectiveness, and I think in the spectrum of healthcare tools, nothing can have more of an impact on this than diagnostic imaging. I think that’s where you’re going to see a lot of our focus and why we, not only started licensing the Whiterabbit technology but invested in the company also, because I think companies like Whiterabbit and others that we’re talking to, as well as activities that we will be and are doing currently ourselves inside of RadNet can have a significant impact in the delivery of healthcare, and particularly as it relates to cancer.

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John Ransom:

Great answer. Mark, maybe I missed this because I jumped on little late, but did you quantify in 3Q the additional spending?

Mark D. Stolper:

We didn’t. If I had to just estimate it off the top of my head, the additional investments we made in personnel, in scheduling, and in preauthorization revenue cycle, probably $1 million to $2 million.

John Ransom:

Okay. I mean, yes, because versus our model you certainly beat our revenue forecast with a little bit of a margin give back, so I suspect that’s probably what it was, it was the spending.

Just, Howard, one last thing. I mean, this is more of an editorial than anything else, but the other thing we are seeing is you’ve got a third of the Americans in high deductible plans, but in some cases they’re finally starting to reduce the out-of-pocket for certain screening procedures. Even though you might have a $2,000 co-pay, so, for example, for a colonoscopy, the (inaudible) might be zero. So, just simple plan design changes I think are something that we’re also seeing, but I don’t have a real systematic way of knowing how widespread that is, but I know that’s something that’s starting to be looked at.

Dr. Howard G. Berger:

I think you’re spot on again, John. As you may know or not know, at this point there is no out-of-pocket expense for screening mammography. In most states it is a requirement by the Department of Health in those states that screening mammography be offered and that the patient not pay anything out of pocket for that. You can call that plan design, but you can also call it good business. I think that the future will have similar kinds of models for other things, like I mentioned, with prostate screening, colon screening, and lung screening for cancer. If you aggregate those four cancers together, you’re talking about over 80% of the cancers that cause death in the United States. If we get to that place, which I think now because of technology, not because of anything special with plan design but as technology allows these tools to be further and further rolled out on a mass population health screening basis, I believe we could see rapid adoption of this. The overall impact to the healthcare system long term could be so substantial that it’ll change the entire thought process. Much like some of the conversations you’re seeing on value-based medicine, I think this a cornerstone for how we turn that corner to get to that place.

John Ransom:

Great. Thank you. Great. That’s it for me. Thank you.

Dr. Howard G. Berger:

Thanks, John.

Mark D. Stolper:

Thanks, John.

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Operator:

Thank you. Ladies and gentlemen, once again, as a reminder, it’s star, one to ask a question. We’ll now take our next question from Mitra Ramgopal of Sidoti. Please go ahead.

Mitra Ramgopal:

Yes. Good morning. Again, really solid numbers on same-store for MRI, CT. I was just wondering if anything particular is driving that aside from the total investments you’ve been making.

Dr. Howard G. Berger:

Well, good morning, Mitra. Yes, I think it’s just really a combination of both the investments that we’re making, continuing to become even more important in the various markets that we are, as we expand our footprint, and I think the slow turning of a big shift of patients moving from hospital-based pricing to outpatient pricing. I think the recognition of how important that is, particularly with high deductible plans, both by the payors, as well as hospital systems, is really creating opportunity in the outpatient market, and particularly for RadNet, that is just creeping up every quarter for us.

If you take all of that along with, I think, the inevitable increase that imaging itself will experience as a result of an aging population and a growing population—I saw a statistic today that 10,000 Americans every day reach eligibility for Medicare benefits. In our experience, the incidence of imaging utilization for the senior population versus what we call a commercial population, in other words, everybody under 65, is anywhere from 2.5 to 3 times as much. Putting all those factors together, I think it’s proving for us to expect the 1% to 3% same-store sales growth that Mark has built into our models and, perhaps with some of the new initiatives that we are undertaking you might see that growth even greater, which would reflect the almost 5% same-store sales growth that we had in the third quarter.

Mitra Ramgopal:

Okay. Thanks. That’s very helpful. Just on the Capitation business, that’s also growing really nicely, obviously helped by the Emblem contract. I was just wondering how we should think about that more longer term in terms of the kind of growth we should expect from that piece of the business.

Dr. Howard G. Berger:

Very good question, Mitra. I think there’re two aspects for that for us to talk about. Firstly, our Capitation business is a hidden gem inside RadNet. Virtually nobody else does capitation at the scale that we do. Within there, there are benefits in other forms of business that we get by these close relationships, and it’s what we call sticky business. We generally have had these contracts for years, if not decades, so we have that reliability of volume and cash flow that comes from them.

The other side of that is much like we look at on the commercial side of it, or our private payors, we are reviewing constantly all of our Capitation contracts and looking at opportunities for resetting these rates that are reflective of growing utilization and growing need. I think there are revenue enhancement opportunities for us that we hopefully will be able to more accurately or expanded conversations start talking about next year. But all of these represent the business opportunities that benefit all parties and where the need for reimbursement to not always be thought of as something that people are looking to force down, but, rather, paying sustainable, affordable rates that allow us to continue to invest in our equipment, our personnel, and as we’ve talked about today, artificial intelligence and other tools, to manage the patient population better.

We are very happy with our Capitation business and look at it with opportunity for the future, not just as a static part of our business.

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Mitra Ramgopal:

Okay. Thanks for that. Then final question, Mark, on the guidance, obviously, it’s unchanged. I’m assuming the fires in California have not really had a material impact on operations for you.

Dr. Howard G. Berger:

Yes. It depends upon, of course, how you define the word material. We did lose some business, fortunately, not extended, but both in Northern California, which was not, interestingly, not hit as badly this year as it was last year, but in Southern California, particularly here in the Greater Los Angeles area and in our San Fernando Valley and Los Angeles markets where the fires became pretty intense and extensive, we did have perhaps 1.5 to 2 days on average of overall downtime in portions of our markets. I mention that because the San Fernando Valley is one of our busiest markets in the Los Angeles area.

On the one hand it was not material relative to the size of the company, but a day or two loss of business does hurt. But, knock on wood, it could’ve been much worse and we’re all thankful here to the firefighters and other support teams here in California that prevented this from being far worse.

Mitra Ramgopal:

Yes. Hopefully it ends soon. Thanks again for taking the questions.

Dr. Howard G. Berger:

Thank you, Mitra.

Operator:

Thank you. Ladies and gentlemen, this was it for the question-and-answer session. I would now like to turn the conference over to the speakers for any additional or closing remarks. Thank you.

Dr. Howard G. Berger:

Thank you, Operator. Again, I would like to take this opportunity to thank all of our shareholders for their continued support and the employees at RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today and I look forward to our next call.

Operator:

Ladies and gentlemen, this concludes today’s call. Thank you for your participation. You may now disconnect.

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